UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 18, 2018

E-QURE CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54862

Delaware	47-1691054
(State of Incorporation)	(I.R.S. Employer Identification No.)

20 West 64th Street, Suite 39G, New York, NY	10023
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 8-916-7333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

E-Qure Corp., a Delaware corporation (the “Company”), reported today that it has successfully completed its 2018 funding program in the total amount of $1.231 Million (the “2018 Funding Program”). The 2018 Funding Program included three stages, which included: (1) the successfully closing of its Subscription Rights Offering pursuant to a registration statement on Form S-1 (the “Registration Statement”); (2) the completion of the Company’s private Unit Offering pursuant to Regulation S (the “Reg S Unit Offering”; and (3) the conversion of debt to equity by its management team, all as discussed more fully below.

In June 2018, the Company received net proceeds of $532,147 from the Subscription Rights Offering pursuant to the Registration Statement that was declared effective under the Securities Act of 1933, as amended (the “Act”) by the SEC on May 10, 2018.

Following the second quarter ended June 30, 2018, the Company, pursuant to its Reg S Unit Offering, raised an additional $423,400 from the private sale of a total of 4,234,000 Units at $0.10 per Unit, each consisting of: (i) one share of Common Stock; (ii) one Class A Warrant exercisable for a period of 24 months to purchase ½ share of Common Stock at the equivalent of $0.50 per share; and (iii) one Callable Class B Warrant exercisable for a period of 36 months to purchase ½ share of Common Stock at the equivalent of $1.25 per share. The Reg S Unit Offering was made in an “offshore transaction” to 18 accredited, all of whom were non “U.S. Persons” as defined in Rule 902(h) promulgated by the SEC under the Act.

In addition, after the quarter ended June 30, 2018, the Company’s executive officers and chairman converted debt in the aggregate amount of $275,303 into units consisting of a total of: (i) 2,753,030 restricted shares, 1,376,515 Class A Warrants and Class B Warrants, having the same terms as the Class A and Class B Warrants set forth in the Reg S Unit Offering, and 2,750,000 Class C Warrants exercisable to purchase one share of Common Stock at a price of $1.00 per Share.

The Company intends to use the total equity capital raised under its Registration Statement and Reg S Unit Offering for general corporate purposes, including working capital and capital expenditures in furtherance of development and commercialization of its BST Device, a new and novel electrotherapy for the non-invasive treatment of hard-to-heal chronic wounds. The BST Device has received the Conformité Européenne (European Conformity -“CE”) mark and was approved to be sold in the EU market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-QURE CORP.

By:	/s/: Ron Weissberg
Name:	Ron Weissberg
Title:	Chairman

Date: October 18, 2018